Exhibit 99.1

Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 30, 2014 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal first quarter ended December 31, 2013.

Revenue totaled $453 million, increasing 7% over the prior year quarter. Home and Building Products (“HBP”) and Clopay Plastics (“Plastics”) revenue increased 15% and 1%, respectively, over the prior year quarter, while Telephonics revenue was in-line with the prior year.

Segment adjusted EBITDA totaled $44.2 million, increasing 3% compared to $42.9 million reported in the prior year quarter. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net income totaled $3.2 million, or $0.06 per share, compared to $0.6 million, or $0.01 per share, in the prior year quarter. Current quarter results included restructuring costs of $0.8 million ($0.5 million, net of tax, or $0.01 per share), acquisition costs of $0.8 million ($0.5 million, net of tax, or $0.01 per share) and discrete tax benefits of $0.3 million, or $0.01 per share. The prior year quarter included restructuring costs of $1.1 million ($0.7 million, net of tax, or $0.01 per share), a loss on pension settlement of $2.1 million ($1.4 million, net of tax, or $0.02 per share) and discrete tax benefits of $0.1 million or $0.00 per share. Excluding these items from both periods, current quarter adjusted net income was $4.0 million, or $0.07 per share, compared to $2.6 million, or $0.05 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “This is an excellent start to the year. Our results reflect continued improvement in our operating performance. Each of our businesses is well positioned for enhanced growth and profitability as the economic recovery accelerates. During the quarter, we strengthened our HBP segment with the acquisition of Northcote Pottery (“Northcote”), a leading brand in the Australian outdoor planter and decor market. We also completed the repurchase of $50 million of our common stock. Both transactions are immediately accretive, and demonstrate our commitment to increasing shareholder value while maintaining a disciplined approach to capital allocation.”

Segment Operating Results

Home & Building Products

Revenue totaled $218 million, increasing 15% compared to the prior year quarter. Ames True Temper (“ATT”) revenue increased 25% compared to the prior year quarter primarily due to improved U.S. and Canada snow tool sales. Clopay Building Products (“CBP”) revenue increased 8%, primarily due to improved volume.

Segment adjusted EBITDA was $19.1 million, increasing 11% compared to the prior year quarter, primarily as a result of improved volume at ATT and CBP. Partially offsetting the volume benefit, ATT continued to experience manufacturing inefficiencies in connection with its plant consolidation initiative,

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which are expected to continue until the initiative is completed. The prior year quarter also benefitted from $1.0 million in Byrd Amendment receipts (anti-dumping compensation from the U.S. government); current quarter Byrd Amendment receipts were not significant.

On December 31, 2013, ATT acquired Northcote, a leading brand in the Australian outdoor planter and decor market, for approximately $24 million. The acquisition of Northcote complements Southern Patio, acquired in 2011, and adds to ATT’s existing lawn and garden operations in Australia. Northcote is expected to generate approximately $28 million of annualized revenue. Griffon incurred $0.8 million of acquisition costs related to this transaction in the first quarter of 2014.

Telephonics

Revenue totaled $96 million, comparable with the prior year quarter. This quarter benefitted from increased international radar program sales, offset by reduced MH-60 Romeo radar sales.

Segment adjusted EBITDA was $12.4 million, decreasing 24% from the prior year quarter, as expected. The prior year quarter benefitted from a combination of favorable program mix and manufacturing efficiencies.

Contract backlog totaled $416 million at December 31, 2013 compared to $444 million at September 30, 2013, with approximately 68% expected to be fulfilled within the next twelve months.

Plastic Products

Revenue totaled $139 million, increasing 1% compared to the prior year quarter. The increase reflected the benefit of favorable mix (3%), the pass through of higher resin costs in customer selling prices (2%) and favorable foreign exchange translation (1%), partially offset by the impact of lower volume (5%), a portion of which was attributable to Plastics exiting certain low margin products in the second half of fiscal 2013. Plastics adjusts customer selling prices, based on underlying resin costs, on a delayed basis.

Segment adjusted EBITDA was $12.7 million, increasing 37% from the prior year quarter, driven by efficiency improvements and a $0.6 million favorable resin benefit, partially offset by the impact of the reduced volume.

Taxes

The effective tax rate for the quarter ended December 31, 2013 was 32.4% compared to 68.1% in the prior year quarter.  The rates include discrete benefits in the current and prior year quarter of $0.3 million and $0.1 million, respectively, primarily resulting from the release of previously established reserves for uncertain tax positions on conclusion of certain tax audits, and benefits arising on the filing of tax returns in various jurisdictions.

Excluding discrete items, the effective tax rate for the quarter ended December 31, 2013 was 38.4% compared to 71.3% in the prior year quarter. Rates in both quarters reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and of changes in earnings mix between domestic and non-domestic operations, all of which are material relative to the level of pretax result; the impact of the permanent differences diminished in the current quarter primarily as a result of the improved pretax result.

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Restructuring

In January 2013, ATT announced its intention to close certain manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The intended actions, to be completed by the end of calendar 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

ATT anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. Cash charges will include $2.5 million for personnel-related costs and $1.5 million for facility exit costs. ATT expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $7.2 million and $14.4 million in restructuring costs and capital expenditures, respectively.

In the first quarter of 2014 and 2013, HBP recognized $0.8 million and $1.1 million, respectively, in restructuring and other related exit costs; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the ATT plant consolidation initiatives.

Balance Sheet and Capital Expenditures

At December 31, 2013, the Company had cash and equivalents of $95 million, total debt outstanding of $733 million, net of discounts, and $180 million available for borrowing, subject to certain loan covenants, under its revolving credit facility. Capital expenditures were $17.9 million in the current quarter.

Stock Repurchases

On December 10, 2013, Griffon repurchased 4,444,444 shares of its common stock for $50 million from an affiliate of Goldman Sachs. The repurchase was effected in a private transaction at a per share price of $11.25, an approximate 9.2% discount to the stock’s closing price on November 12, 2013, the day before announcement of the transaction. The transaction was exclusive of the Company´s current $50 million authorized share repurchase program, of which $11.2 million remains as of December 31, 2013.

Conference Call Information

The Company will hold a conference call today, January 30, 2014, at 4:30 PM ET.

The call can be accessed by dialing 1-888-504-7953 (U.S. participants) or 1-719-457-1506 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on January 30, 2014 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 2335993. The replay will be available through February 13, 2014.

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Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):
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-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019
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Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,
	2013	2012
REVENUE
Home & Building Products:
ATT	$96,608	$77,309
CBP	121,842	112,867
Home & Building Products	218,450	190,176
Telephonics	96,025	96,050
Plastics	138,983	137,523
Total consolidated net sales	$453,458	$423,749

Segment adjusted EBITDA:
Home & Building Products	$19,067	$17,239
Telephonics	12,396	16,364
Plastics	12,743	9,319

Total Segment adjusted EBITDA	44,206	42,922
Net interest expense	(13,101)	(13,079)
Segment depreciation and amortization	(16,696)	(17,256)
Unallocated amounts	(7,983)	(7,587)
Restructuring charges	(842)	(1,108)
Acquisition costs	(798)	—
Loss on pension settlement	—	(2,142)
Income before taxes	$4,786	$1,750
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The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2013	2012

Home & Building Products
Segment operating profit	$9,393	$7,271
Depreciation and amortization	8,034	8,860
Restructuring charges	842	1,108
Acquisition costs	798	—
Segment adjusted EBITDA	19,067	17,239

Telephonics
Segment operating profit	10,652	14,645
Depreciation and amortization	1,744	1,719
Restructuring charges	—	—
Segment adjusted EBITDA	12,396	16,364

Clopay Plastic Products
Segment operating profit	5,825	2,642
Depreciation and amortization	6,918	6,677
Restructuring charges	—	—
Segment adjusted EBITDA	12,743	9,319

All segments:
Income from operations - as reported	16,981	14,343
Unallocated amounts	7,983	7,587
Other, net	906	486
Loss on pension settlement	—	2,142
Segment operating profit	25,870	24,558
Depreciation and amortization	16,696	17,256
Restructuring charges	842	1,108
Acquisition costs	798	—
Segment adjusted EBITDA	$44,206	$42,922

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2013	2012
Revenue	$453,458	$423,749
Cost of goods and services	347,955	326,079
Gross profit	105,503	97,670

Selling, general and administrative expenses	87,680	82,219
Restructuring and other related charges	842	1,108
Total operating expenses	88,522	83,327

Income from operations	16,981	14,343

Other income (expense)
Interest expense	(13,134)	(13,107)
Interest income	33	28
Other, net	906	486
Total other expense, net	(12,195)	(12,593)

Income before taxes	4,786	1,750
Provision for income taxes	1,550	1,192
Net income	$3,236	$558

Basic earnings per common share	$0.06	$0.01

Weighted-average shares outstanding	52,754	55,153

Diluted earnings per common share	$0.06	$0.01

Weighted-average shares outstanding	54,633	57,265

Net income	$3,236	$558
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(3,137)	3,003
Pension and other post retirement plans	316	3,860
Total other comprehensive income (loss), net of taxes	(2,821)	6,863
Comprehensive income	$415	$7,421
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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	At December 31, 2013	At September 30, 2013
CURRENT ASSETS
Cash and equivalents	$95,374	$178,130
Accounts receivable, net of allowances of $6,062 and $6,136	245,246	256,215
Contract costs and recognized income not yet billed, net of progress payments of $8,727 and $6,941	111,353	109,828
Inventories, net	266,921	230,120
Prepaid and other current assets	50,440	48,903
Assets of discontinued operations	1,212	1,214
Total Current Assets	770,546	824,410
PROPERTY, PLANT AND EQUIPMENT, net	355,315	353,593
GOODWILL	368,537	357,730
INTANGIBLE ASSETS, net	226,079	221,391
OTHER ASSETS	28,621	28,580
ASSETS OF DISCONTINUED OPERATIONS	3,061	3,075
Total Assets	$1,752,159	$1,788,779
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$18,060	$10,768
Accounts payable	158,898	163,610
Accrued liabilities	89,700	106,743
Liabilities of discontinued operations	3,142	3,288
Total Current Liabilities	269,800	284,409
LONG-TERM DEBT, net of debt discount of $12,363 and $13,246	715,096	678,487
OTHER LIABILITIES	167,593	170,675
LIABILITIES OF DISCONTINUED OPERATIONS	4,577	4,744
Total Liabilities	1,157,066	1,138,315
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	595,093	650,464
Total Liabilities and Shareholders’ Equity	$1,752,159	$1,788,779

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GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,236	$558

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	16,793	17,357
Stock-based compensation	1,675	2,960
Fixed asset impairment charges - restructuring	109	—
Provision for losses on accounts receivable	185	206
Amortization/write-off of deferred financing costs and debt discounts	1,606	1,539
Deferred income taxes	(239)	458
(Gain) loss on sale/disposal of assets	53	(733)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	12,835	(529)
Increase in inventories	(33,915)	(9,800)
(Increase) decrease in prepaid and other assets	(1,628)	3,625
Decrease in accounts payable, accrued liabilities and income taxes payable	(25,647)	(50,165)
Other changes, net	543	2,022
Net cash used in operating activities	(24,394)	(32,502)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,916)	(17,288)
Acquired business, net of cash acquired	(23,666)	—
Proceeds from sale of assets	224	1,055
Net cash used in investing activities	(41,358)	(16,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,719)	(1,464)
Purchase of shares for treasury	(55,189)	(7,336)
Proceeds from issuance of long-term debt	57,635	303
Payments of long-term debt	(25,246)	(4,062)
Change in short-term borrowings	9,940	1,643
Financing costs	(681)	—
Purchase of ESOP shares	(1,591)	—
Tax benefit from exercise/vesting of equity awards, net	273	150
Other, net	31	184
Net cash used in financing activities	(16,547)	(10,582)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(299)	(463)
Net cash used in discontinued operations	(299)	(463)

Effect of exchange rate changes on cash and equivalents	(158)	191

NET DECREASE IN CASH AND EQUIVALENTS	(82,756)	(59,589)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	178,130	209,654
CASH AND EQUIVALENTS AT END OF PERIOD	$95,374	$150,065
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Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings per share and Net income to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,
	2013	2012

Net income	$3,236	$558

Adjusting items, net of tax:
Restructuring and related	522	720
Acquisition costs	495	—
Loss on pension settlement	—	1,392
Discrete tax benefits	(289)	(55)

Adjusted net income	$3,964	$2,615

Diluted earnings per common share	$0.06	$0.01

Adjusting items, net of tax:
Restructuring	0.01	0.01
Acquisition costs	0.01	—
Loss on pension settlement	—	0.02
Discrete tax benefits	(0.01)	(0.00)

Adjusted diluted earnings per common share	$0.07	$0.05

Weighted-average shares outstanding	54,633	57,265
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